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    TRICORD SYSTEMS ANNOUNCES $2.1 MILLION PRIVATE PLACEMENT, APPOINTMENT OF
                   FORMER COMPAQ EXECUTIVE JOHN GRIBI AS CFO

PLYMOUTH, Minn.--July 26, 1999--Tricord Systems, Inc. today announced that the company has closed a round of financing raising $2.1 million in a private placement and added a veteran technology chief financial officer to the management team.

"The actions today make us financially and operationally stronger," said Rod Canion, who was named co-CEO of Tricord on May 14. "We are continuing to focus our energies on the ongoing development of our storage management software."

Under terms of the $2.1 million private placement, the company will issue 840,000 shares of restricted unregistered common stock ($0.01 par value) at $2.50 per share to a group of investors, including Compaq co-founder Jim Harris, whose $1 million investment is the largest among the group. Investors in the private placement are restricted from selling the stock for a period of at least one year under Rule 144 of the Securities Act.

Tricord raised $3 million in a private placement completed last December. Prior to this $2.1 million investment, the company's cash position at the end of the second quarter was $3.26 million.

"It was important that we put the appropriate level of capital in place for the company, but it was equally critical that we continue to build a management team capable of executing our strategy," said co-CEO John Mitcham. "With that in mind, we are very fortunate to add John Gribi to our executive team as Chief Financial Officer."

Gribi, the 15th employee to join Compaq Computer Corporation in 1982, served as CFO for the company and was responsible for development of the company's financial systems infrastructure, cost controls and the raising of public and private capital to fund the company's explosive growth.

Tricord Systems, Inc. is a developer of innovative storage technologies for customers seeking convenient, cost-effective solutions for data storage management. Tricord solutions are based on Tricord Storage Management Software
(TSMS) -- high performance software that makes storage a shared network resource and is optimized for both current and emerging storage architectures.

Tricord is based in Plymouth. For more information, please call 1-800-TRICORD or 612/557-9005, or visit us at www.tricord.com.

"Safe-Harbor" Statement Under Private Securities Act of 1995: The statements contained herein that are not historical facts contain forward-looking information with respect to plans, projections or future performance of the company. There is no guarantee or


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assurance that these plans, projections or future performance of the company as indicated will be achieved, and actual results could differ materially. Factors, certain risks and uncertainties which could impact the company's future results include, without limitation, the ability of Tricord to complete development and release commercially its storage management software products, the ability of Tricord to sign OEM partners, market acceptance of Tricord-enabled products, the ability of the company to maintain its cost structure in accordance with its operating plan, and other risks and uncertainties detailed in the company's filings with the Securities and Exchange Commission, including the company's Form 10-K for fiscal 1998.

Note to Editors: Tricord, Tricord Storage Management Software and Network Storage Made Simple are all trademarks, registered trademarks, or service marks of Tricord Systems, Inc. All other names mentioned are trademarks, registered trademarks, or service marks of their respective companies.

Contact:

     Tricord Systems, Inc., Plymouth
     John Gribi, 612/551-6402 (Financial Contact)
          or
     Brookwoods Media Group, Inc., Houston
     John Sweney, 713/688-2841 (Media Contact)